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Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Dynegy Inc. on Form S-3 of our report dated September 19, 2014, relating to the combined financial statements of the Midwest Generation Business of Duke Energy Corporation (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to certain income and expense allocations) as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, appearing in the Current Report on Form 8-K of Dynegy Inc. dated October 6, 2014, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina
October 6, 2014

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  Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS